Exhibit 99.1

Nabors Expands Geothermal Growth Platform with $35 Million Strategic Investment in Quaise Energy

Investment increases Nabors’ ownership to extend its technology-enabled growth strategy and positions the Company to support the commercialization of next-generation superhot geothermal drilling

HAMILTON, Bermuda, August 27, 2026 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced the completion of a $35 million strategic equity investment in Quaise Energy, Inc. (“Quaise”). The transaction positions Nabors as Quaise’s largest shareholder with a fully diluted ownership of 14%. The investment deepens the longstanding relationship between Nabors and Quaise, and gives Nabors meaningful potential value creation from Quaise’s millimeter-wave drilling platform as it advances toward commercial deployment. The funding is part of Quaise’s Series B financing round and underscores Nabors’ continued support for Quaise’s technology development and expansion efforts.

The transaction advances Nabors’ strategy to deploy its differentiated drilling, automation, and well-construction capabilities into attractive adjacent energy markets. Quaise’s hybrid platform combines conventional rotary drilling with high-power millimeter-wave technology designed to reach deeper, hotter geothermal resources that are otherwise inaccessible with conventional methods. Upon successful deployment, the technology broadens the addressable market for geothermal power and creates future opportunities for Nabors’ rigs, drilling services, engineering, and automation solutions.

“This investment brings together strategic commitment and one of the most compelling opportunities in geothermal energy,” said Anthony G. Petrello, Chairman, President and Chief Executive Officer of Nabors. “Quaise’s technology closely aligns with our core strengths. By pairing its innovation with Nabors’ global platform, technical expertise, and field execution capabilities, we believe we can help accelerate industry adoption while creating an attractive pathway for long-term value creation.”

Nabors funded the investment through the issuance of approximately 392,000 shares of Nabors common stock.

Carlos Araque, Chief Executive Officer and President of Quaise Energy, said, “Nabors combines world-class drilling, advanced technology, field execution, and a global operating footprint. Its increased investment is a strong endorsement of our technology and growth strategy. We could not be more excited to move forward together as we advance our technology and bring the world’s first superhot geothermal power plant to life – a meaningful next step toward deploying geothermal at commercial scale.”

Quaise’s gyrotron-powered drilling platform is designed to ablate rock using millimeter-wave energy transmitted downhole through a waveguide, reducing reliance on complex downhole equipment in extreme-temperature environments. By integrating this technology with established drilling practices, infrastructure and supply chains, Quaise is pursuing a scalable pathway to access deeper and hotter geothermal resources.

A Nabors PACE®-B rig is currently drilling at Quaise’s Project Obsidian in Oregon, providing Nabors with a direct role in the project’s field execution. The planned first phase targets 50 megawatts of reliable power, with subsequent phases targeting up to one gigawatt of additional capacity. Project Obsidian is intended to become the first commercial deployment of a superhot enhanced geothermal system.

Nabors Industries Ltd. • www.nabors.com

Nabors’ investment in Quaise establishes a strategic framework including an exclusivity arrangement to provide drilling services in support of Quaise’s geothermal projects. Following this investment, the companies expect to continue evaluating additional opportunities, including drilling-system integration, rig engineering, field deployment, automation and global project development. These opportunities could extend Nabors’ participation beyond its current ownership and support potential future revenue as Quaise progresses toward broader market adoption.

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With operations in approximately 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

About Quaise Energy

Quaise Energy is unlocking the Earth’s deep heat to deliver clean, reliable, baseload energy at scale—almost anywhere in the world. As both a technology innovator and project developer, Quaise builds and operates solutions that harness superhot geothermal energy far below the surface, enabling power generation that can rival the output of today’s most efficient fossil fuel and nuclear plants. With its millimeter wave drilling technology, developed after more than a decade of research at the Massachusetts Institute of Technology (MIT), Quaise’s mission is to make superhot geothermal a backbone of the modern energy system, offering affordable, zero-carbon power and true energy independence for communities and nations everywhere. https://www.quaise.com/

Forward-Looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Nabors Industries Ltd. • www.nabors.com

Nabors Investor Contacts:

William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, via email william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, via email kara.peak@nabors.com. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda via email mark.andrews@nabors.com

Quaise Media Contact:

Diane Hughes

Vice President, Marketing & Communications, Quaise Energy

press@quaise.com

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Nabors Industries Ltd. • www.nabors.com